EXHIBIT 99.3

For More Information, Contact:
Steve Ballerini
415-252-2234
sballerini@macromedia.com

Macromedia Names Stephen Elop Chief Executive Officer;

Rob Burgess Continues as Chairman

San Francisco—January 19, 2005—Macromedia (NASDAQ:MACR) today announced the promotion of Stephen Elop to the position of chief executive officer, reporting to the board of directors. Elop has been with Macromedia for seven years in positions of increasing responsibility, most recently serving as chief operating officer.

Rob Burgess, who has served as CEO and chairman for the past eight years, will continue as executive chairman and chairman of the board. Burgess will be focused on mergers and acquisitions and working with Elop and Betsey Nelson, executive vice president and CFO, on the strategic development of the company.

“It gives me great pleasure to announce this leadership succession at a time when our prospects are so bright,” said Burgess. “Stephen has distinguished himself over many years as an outstanding, customer-focused, hands-on executive. In particular, his intensity around excellence in execution will serve the company well as we pursue our expanding market opportunities. I look forward to working with him in his new capacity.”

“It is an honor to become the CEO of a company as great as Macromedia, with so many fine employees, an engaged customer community, and with such a clear and exciting set of opportunities,” said Elop. “I look forward to working with Rob, Betsey and the rest of the Macromedia family as we continue to set the standard for the delivery of great digital experiences.”

Elop was also elected to the board of Macromedia, as was Nelson. “Betsey has served Macromedia with distinction over the last eight years — not only as CFO, but at all levels of strategic planning, decision making and corporate governance,” added Burgess. “Our Board is strengthened by the addition of these outstanding individuals.”

Since joining Macromedia in 1998, Elop, 41, has held a number of positions at the company including chief operating officer, where he was responsible for executing on growth opportunities across its designer/developer, business user and consumer markets. As executive vice president of worldwide field operations, Elop was responsible for sales, operations, and services functions. Prior to that, Elop held posts in the Web/IT at Macromedia and was general manager of its eBusiness division. He previously worked as senior vice president of systems and CIO for Boston Chicken, Inc. He also served as director of Lotus Development Corporation’s Consulting Services Group, with responsibility for Canada and the Midwestern United States.

Rob Burgess, 47, is chairman of Macromedia. Since joining Macromedia in 1996 as CEO, Burgess led the company’s transformation from a CD-ROM based multimedia company to the leader in web authoring and development solutions. During his tenure as chairman and CEO, Flash has become the most pervasive multimedia platform in the digital world and forms the foundation for Macromedia in the mobile space. Prior to joining Macromedia, Burgess worked extensively in the field of high-performance computer graphics, spending years in key executive posts at Silicon Graphics, Inc., and as CEO of Alias Research, Inc.

Nelson joined Macromedia in 1996 to lead mergers and acquisitions, and has served as the company’s chief financial officer since 1997. She is responsible for all of the company’s administrative functions, including investor relations, finance, human resources, legal, information technology, and real estate. Prior to joining Macromedia, Nelson spent eight years at Hewlett-Packard, where she held a variety of positions in both finance and corporate development. Nelson currently serves on the board of CNET Networks, a leader in Internet technology and publishing.

About Macromedia

Experience matters. Macromedia, Inc. is motivated by the belief that great experiences build great businesses. Our software empowers millions of business users, developers, and designers to create and deliver effective, compelling and memorable experiences – on the Internet, on fixed media, on wireless, and on digital devices.

###